Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF CRYPTYDE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cryptyde, Inc., a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1.	The name of the corporation is Cryptyde, Inc. (the “Corporation”).

2.	The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was March 9, 2022.

3.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved the amendment with respect to Article FOURTH in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 4:05 PM, New York time, on April 3, 2023, (a) the name of the Corporation shall be “Eightco Holdings Inc.” and (b) each fifty (50) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following such date.

5.	The Certificate of Incorporation is hereby amended by amending and restating Article First in its entirety as follows:

“The name of the Corporation is Eightco Holdings Inc.”

6.	The Certificate of Incorporation is hereby amended by revising Article FOURTH to include a new paragraph (e) as follows:

“(e) Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each 50 shares of Old Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”) (such reclassification and combination, the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

7.	The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, Cryptyde, Inc. has caused this Certificate of Amendment to be duly executed by the undersigned duly authorized officer as of this 3rd day of April, 2023.

CRYPTYDE, INC.

By:	/s/ Brian McFadden
Name:	Brian McFadden
Title:	President